Exhibit 23.2


                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-101150 of Kroll Inc. on Form S-3 of our report dated February 15, 2002 (March 21, 2002 as to Note 20 and September 5, 2002 as to Note 21), relating to the consolidated financial statements for the year ended December 31, 2001, appearing in Amendment No. 2 to Registration Statement No. 333-99203 of Kroll Inc. on Form S-3, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/  Deloitte & Touche LLP

New York, New York
March 3, 2003